CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 16, 2010, relating to the financial statements and financial highlights which appears in the May 31, 2010 Annual Report to Shareholders of John Hancock Government Income Fund, John Hancock Investment Grade Bond Fund, John Hancock California Tax-Free Income Fund, John Hancock High Yield Municipal Bond Fund, John Hancock Massachusetts Tax-Free Income Fund, John Hancock Tax-Free Bond Fund and John Hancock New York Tax-Free Income Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Disclosure of Portfolio Holdings” in such Registration Statement.

/s/PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP
Boston, Massachusetts
September 27, 2010